UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

mBeach Software, Inc.
 (Exact name of registrant as specified in its charter)

Florida	333-159853	26-4742785
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

c/o David Lubin & Associates, PLLC
5 North Village Avenue, 2nd fl.
Rockville Centre, NY 11570
(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act: None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates: File No. 333-159853 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: Common Shares, $0.0001 value (Title of class)

Item 1.  Description of Registrant’s Securities to be Registered.

The following description of the authorized capital of mBeach Software, Inc. (the “Company” or “we”) does not purport to be complete and is subject to and qualified in its entirety by our Articles of Incorporation, which is included as an exhibit to the registration statement filed with the Securities and Exchange Commission (“SEC”) on June 9, 2009 (file no. 333-159853), as amended by the Amendment to the Articles of Incorporation which is included as an exhibit to the Current Report on Form 8-K filed with the SEC on June 7, 2010 and by the applicable provisions of the Florida Business Corporation Act.

Common Stock

Our authorized capital stock consists of 3,250,000,000 shares of common stock, par value $0.0001 per share. The holders of our common stock:

have equal ratable rights to dividends from funds legally available if and when declared by our Board of Directors;

are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights;

and are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

We refer you to the Bylaws of our Articles of Incorporation and the applicable statutes of the State of Florida for a more complete description of the rights and liabilities of holders of our securities.

Item 2. Exhibits.

Exhibit No.	Description
3.1	Articles of Incorporation*
3.1(1)	Amendment to Articles of Incorporation**
3.2	Bylaws*

* Previously filed with the Registrant’s Registration Statement on Form S-1, file number 333-159853 filed with the Securities and Exchange Commission on June 9, 2009, and incorporated herein by reference.
** Previously filed with the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 7, 2010, and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:   July 16, 2010

mBeach Software, Inc.
By: /s/Yossi Biderman
Name: Yossi Biderman Title: President, Chief Executive Officer, Chief Financial Officer, Secretary, Principal, Executive Officer, Principal Financial and Accounting officer and Director